Exhibit 2.3
OPTION ASSUMPTION AGREEMENT
     This Option Assumption Agreement (this “Agreement”) is being executed and delivered as of the date set forth below by and among eBay Inc., a Delaware corporation (the “Purchaser”), Skype Technologies S.A., a limited company registered under the laws of Luxembourg (the “Company”), and the holder of options to subscribe for ordinary shares of the Company identified on the signature page hereto (“Optionholder”).
RECITALS
A. The Purchaser, the Company, and the shareholders and warrantholders of the Company (collectively, the “Sellers”) have entered into a Sale and Purchase Agreement (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, the Sellers are agreeing to sell to the Purchaser and/or an affiliate of the Purchaser nominated by the Purchaser, and the Purchaser and/or an affiliate of the Purchaser nominated by the Purchaser is agreeing to acquire from the Sellers, the entire issued share capital of the Company (the “Transaction”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
B. Optionholder is a holder of one or more options (“Options”) to subscribe for ordinary shares in the capital of the Company (“Ordinary Shares”) granted under the Skype Stock Option Plan (the “Plan”).
C. Optionholder wishes to have all Options held by Optionholder assumed by eBay upon Completion of the Transaction, subject to the terms and conditions set forth in this Agreement.
Agreement
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
1.	[For Optionholders who are not already entitled to acceleration of vesting in connection with the Transaction only.] In connection with the Transaction and contingent upon the execution of this Agreement by Optionholder, Optionholder will be entitled to acceleration of vesting of 25% of Optionholder’s unvested Options, which accelerated vesting will be spread evenly across the remaining vesting period of Optionholder’s Options. By way of example only, see Schedule 1 for an illustrative example of how the accelerated vesting would be applied.

2.	At Completion, each of Optionholder’s Options that is outstanding and unexercised immediately prior to Completion, whether or not vested, will be converted into and become an option to purchase shares of common stock of eBay (“eBay Shares”) as provided in sub-clause 2.3 of the Purchase Agreement (each such Option being referred to as an “Assumed Option”). Therefore, after Completion:
•	all rights to subscribe for Ordinary Shares under Optionholder’s Options will be converted as contemplated by the Purchase Agreement into rights to purchase eBay Shares;

•	each Assumed Option may be exercised solely to purchase eBay Shares;

•	the number of eBay Shares subject to each Assumed Option will be determined by multiplying the number of Ordinary Shares that were subject to such Assumed Option immediately prior to Completion by the Conversion Ratio (as defined below), and rounding the resulting number up to the nearest whole number of eBay Shares;

•	the per share strike price for the eBay Shares issuable upon exercise of each Assumed Option will be determined by dividing the per share strike price of Ordinary Shares subject to such Option, as in effect immediately prior to Completion, by the Conversion Ratio, and rounding the resulting strike price up to the nearest whole cent;

•	such Assumed Option will be subject to the terms and conditions set out in Schedule 2; and

•	except as provided above and as set forth in Schedule 2, the provisions of such Assumed Option will remain the same as the provisions of Optionholder’s Option.

The “Conversion Ratio” means the number determined by dividing: (i) €2,500,000,000; by (ii) the product of: (A) the Aggregate Outstanding Share Number; and (B) Completion Purchaser Share Price (adjusted to the extent appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to eBay Shares).

By way of example only, assuming that the Aggregate Outstanding Share Number is 698,430 (the actual number is likely to be this number) and the Completion Purchaser Share Price is €31.70 (the actual price will only be known at Completion), the Conversion Ratio would be 112.9. Thus, for example, if Optionholder currently holds an Option to purchase 100 Ordinary Shares with a strike price of €12.20 per Ordinary Share, such Option would be converted into an option to purchase 11,293 eBay Shares with a strike price of €0.11 per share.
3.	Without prejudice to the existing provisions relating to tax and social security contributions applicable to the Options which shall continue to apply to the Assumed Options, if eBay or any other company within the eBay Group (the companies within the “eBay Group” for these purposes being determined by eBay’s board of directors or a committee thereof (the “eBay Board”) is obliged to (or would suffer a disadvantage if it were not to) account for any amount of tax or social security contributions (including employer social security contributions) in respect of Optionholder’s Assumed Option and/or the eBay Shares acquired on the exercise of such Assumed Option (including the conversion of Optionholder’s Options, the exercise of and any other dealing in relation to such Assumed Option and the acquisition, holding and disposal of eBay Shares) (together, the “Tax Liability”), then before such Assumed Option may be exercised Optionholder must have entered into arrangements acceptable to the eBay Board to secure that such a payment is made (whether by paying an amount in respect of eBay’s estimate of the Tax Liability, authorising the sale of some or all of the eBay Shares on Optionholder’s behalf and the payment to the eBay Group company of the relevant amount out of the proceeds of sale, withhold all applicable Tax Liability legally payable by Optionholder from Optionholder’s wages or other cash compensation paid to Optionholder by eBay or Optionholder’s employer or from the proceeds of the sale of shares, withhold in shares of common stock (if permissible under local law) provided that only the amount of shares necessary to satisfy the minimum withholding amount are withheld, or otherwise).

4.	[For non-EMI UK Optionholders only.] If Optionholder is resident in the United Kingdom for tax purposes (a “UK Optionholder”), Optionholder agrees to be bound by the provisions of Schedule 3 to this Agreement. As required under Article 1 of Schedule 3 (PAYE and National Insurance rules for UK Optionholders) to this Agreement, each UK Optionholder shall, under paragraph 3A of Schedule 1 Social Security Contributions and Benefits Act 1992 to pay to and indemnify the relevant member of the eBay Group against an amount equal to pay secondary

2

class 1 national insurance contributions arising on exercise or release of such UK Optionholder’s Assumed Option. In addition, as required under Article 1.6 of Schedule 3, each UK Optionholder is required to enter into an election with S Technologies Limited or the relevant eBay Group member under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of eBay Shares acquired pursuant to this Agreement.

5.	[For non-EMI UK Optionholders only.]The Company or S Technologies Limited (or, if appropriate, the other relevant member of the eBay Group) will account to HM Revenue & Customs under PAYE for any income tax or national insurance contributions (if any) arising on any gain made when UK Optionholder’s Assumed Option is exercised or released in whole or part in accordance with Articles 1.1 to 1.4 of Schedule 1. Each UK Optionholder shall enter into such arrangements as the eBay Board requires to ensure that any liabilities for which such UK Optionholder is obliged to account to a member of the eBay Group under Schedule 1 to this Agreement, are accounted for to the satisfaction of eBay, the Company, S Technologies Limited or the relevant eBay Group member.

6.	[For certain Optionholders only.]Optionholder may exercise Optionholder’s vested Options in anticipation of Completion, subject to compliance with applicable securities laws. If Optionholder exercises any Options prior to Completion: (a) the Skype Shares that Optionholder receives upon exercise will automatically be sold to eBay in exchange for the consideration elected to be received by Optionholder in accordance with the terms set forth in the Purchase Agreement; and (b) Optionholder will be deemed to be a party to, and will be bound by the terms of, the Purchase Agreement, the Registration Rights Agreement and, if Optionholder has checked the box on the accompanying Exercise Notice electing to receive the Earn Out Consideration in the event Optionholder exercises any Options prior to Completion, the Earn Out Agreement.

To exercise vested Options prior to Completion, Optionholder must execute this Agreement as well as completing and executing the accompanying Exercise Notice and ensure that faxed or scanned copies of the original duly signed signature page to this Agreement and the full original completed and signed Exercise Notice are received by Ian Fulton no later than 18:00 Luxembourg time on October 10, 2005. The original duly signed signature page to this Agreement and the full original completed and signed Exercise Notice must be received by Ian Fulton no later than 18:00 Luxembourg time on October 11, 2005. Optionholders should also consider whether it is appropriate to place an “X” in paragraph (f) of Exhibit A to this Agreement and to the Exercise Notice. If it is appropriate for an Optionholder to place an “X” in paragraph (f) of Exhibit A to this Agreement then the Optionholder must ensure that Exhibit A is delivered to Ian Fulton together with the duly signed signature page to this Agreement. (Full details on the delivery methods of this Agreement and the Exercise Notice are contained in the Frequently Asked Questions as well as in the cover letter that Optionholders should have already received.) If Optionholder exercises any vested Options prior to Completion, eBay shall be entitled to satisfy any Tax Liability out of the eBay Shares that Optionholder’s receives in exchange for Optionholder’s Ordinary Shares and that are deposited into escrow pursuant to the terms of the Purchase Agreement.

7.	After Completion, eBay will be filing certain documents with the United States Securities and Exchange Commission and providing certain disclosures to Optionholder. Once those documents are filed, the eBay Shares that Optionholder receives upon exercise of Optionholder’s vested Assumed Options will not be subject to resale restrictions under applicable US securities laws. Optionholder will be provided with additional information about Optionholder’s Assumed Options, including about how to exercise such Assumed Options and receive eBay Shares that are not subject to restrictions on resale, after Completion.

8.	If Optionholder is a resident of any country other than the United States, Optionholder warrants to (and agree with) eBay and the Company as set forth in Exhibit A hereto. If Optionholder is a resident of the United States, Optionholder warrants to (and agree with) eBay and the Company as set forth in Exhibit B hereto. In addition, Optionholder warrants to (and agree with) eBay and the Company that:

3

•	Optionholder has the right, power, authority and capacity to enter into, execute, deliver and perform all of Optionholder’s obligations under this Agreement;

•	this Agreement: (a) has been duly and validly executed by Optionholder; and (b) constitutes a valid and binding obligation of Optionholder, enforceable against Optionholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to general equitable principles;

•	neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will: (a) result in any violation or breach of any agreement or other instrument to which Optionholder is a party or by which Optionholder is bound; or (b) result in a violation of any legal requirement or order to which Optionholder is subject;

•	no authorization, consent or approval of, or notice to, any person or entity is required to be obtained or given by Optionholder in connection with the execution, delivery or performance of this Agreement; and

•	eBay may place legends on, and impose other appropriate restrictions with respect to, Optionholder’s Assumed Options as required to comply with applicable securities laws.
9.	This Agreement shall be governed by and construed in accordance with English law. The delivery of a signed copy of this Agreement by facsimile transmission or by email in .pdf format shall be sufficient to bind the parties to the terms of this Agreement. Optionholder agrees to execute and/or cause to be delivered to eBay and the Company such other instruments and documents, and to take such other actions, as eBay or the Company may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this Agreement. If Optionholder has received this Agreement or any other document related to the Transaction translated into a language other than English and if the translated version is different than the English version, the English version will control.

10.	[For US Optionholders only.] Optionholder hereby appoints the individual identified on the signature page hereto to serve as Optionholder’s Purchaser Representative (as that term is used in Regulation D of the Securities Act of 1933, as amended) in connection with the Transaction and an investment in eBay Options and eBay Shares. Optionholder hereby acknowledges that: (a) Optionholder will consult with the Purchaser Representative in connection with his or her evaluation of the merits and risks of the Transaction and an investment in eBay Options and eBay Shares; and (b) the Purchaser Representative has disclosed to Optionholder any material relationship between eBay or any of eBay’s affiliates and Purchaser Representative or any of his, her or its affiliates, which currently exists, are contemplated or have existed at any time since September 30, 2003.

11.	If the Transaction is abandoned or the Purchase Agreement is terminated in accordance with its terms, this Agreement will be null and void.

12.	Optionholder acknowledges that:
•	Optionholder has received and read the following information carefully: (a) a copy of an Information Statement describing the Transaction, together with the attachments thereto; (b) a list of Frequently Asked Questions regarding the effect of the Transaction on Optionholder’s Options; and (c) copies of the Purchase Agreement and the Earn Out

4

Agreement (collectively, the “Transaction Documents”).

•	Neither the Company nor eBay is providing Optionholder with any financial, investment or tax advice regarding the Transaction, and neither this Agreement nor any of the other documentation provided to Optionholder in connection with the Transaction constitutes such advise.

•	Optionholder will make Optionholder’s own legal, tax and accounting analysis with respect to the exchange offer, the Assumed Options and the eBay Shares. Optionholder is advised to discuss the financial impact of the Transaction on Optionholder with Optionholder’s financial and/or tax advisors.

•	Neither the Options nor the Ordinary Shares have been registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores) and therefore they may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of article 30bis of the Spanish Securities Market Law of 28 July 1988 (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

•	This offer to enter into this Agreement does not constitute an offering for securities for which a public offering prospectus is required in Luxembourg. Accordingly, no such prospectus has been prepared by the offeror and no approval has been sought with or given by the Commission de Surveillance du Secteur Financier.

•	In Japan this offer is exempted from the Securities Registration Statement filing requirement under Art. 4, Para. 1 of the Japan Securities and Exchange Law.
13.	Optionholder acknowledges that the contents of this Agreement, the Purchase Agreement, the Earn Out Agreement and their respective attachments (the “Information”) are strictly confidential. Optionholder agree to hold the Information in strict confidence and agrees not to disclose, copy, reproduce or distribute any of it to any person other than to Optionholder’s professional advisers who strictly need access to it for the purposes of advising Optionholder on the entry into this Agreement, the Purchase Agreement or the Earn Out Agreement, and only to the extent that they need that access, and on the basis that they themselves will not disclose, copy, reproduce or distribute it to any other person.
[Remainder of page intentionally left blank]

5

     In witness whereof, the parties hereto have caused this Agreement to be executed and delivered on the day and year written below.

eBay Inc.,

a	Delaware corporation

By:

Skype Technologies S.A.,

a limited company registered under the

laws of Luxembourg

By:

[Optionholder’s Signature Page Follows]
Option Assumption Agreement Signature Page

     In witness whereof, the parties hereto have caused this Agreement to be executed and delivered on the day and year written below.

Dated:

Signature of Optionholder

Printed Name of Optionholder

Country of Residence of Optionholder

[For US Optionholders only] Name of Optionholder’s Investment Advisor
Option Assumption Agreement Signature Page

Schedule 1
Illustrative Examples of Vesting Acceleration
EXAMPLE 1:
Assumptions:
•	Options to subscribe for 64 Ordinary Shares

•	Vesting start date of 1 January 2005

•	Vesting schedule: 1/16th of the Ordinary Shares subject to the options (“Option Shares”) will vest every quarter

•	The Transaction will be completed on October 20, 2005

•	At closing 3/16th or 12 shares will be vested

•	Remaining vesting dates until fully vested: 13 (quarterly dates from December 31, 2005 to December 31, 2008)

•	Number of Option Shares that would normally vest on each vesting date: 64 Ordinary Shares ÷ 16 vesting dates = 4 Option Shares vest per vesting date
Calculation:
Number of Option Shares that will be subject to the 25% acceleration immediately prior to completion of the Transaction:
25% x number of unvested Option Shares
25% x (64 – 12) = 13 Option Shares will vest immediately prior to completion of the Transaction
Number of Option Shares that are exercisable prior to completion of the Transaction:
Number of Option Shares vested prior to completion + Number of Option Shares subject to 25% accelerated vesting
12 + 13 = 25 Option Shares
Modified number of Option Shares vesting on remaining vesting dates:
Number of Option Shares that would normally vest on each vesting date – (Number of Option Shares accelerated ÷ number of remaining vesting dates)
4 – (13 ÷ 13) = 3 Option Shares will vest on each remaining vesting date

EXAMPLE 2:
Assumptions:
•	Option to subscribe for 100 Option Shares

•	Vesting start date of 1 September 2004

•	Vesting schedule: 1/16th of the Option Shares subject to the option will vest every quarter

•	The Transaction will be completed on October 20, 2005

•	At closing 1/3rd of a quarter plus 4 quarters or 27 (4.333/16 x 100 = 27.08) shares will be vested

•	Remaining vesting dates until fully vested: 11 quarters plus 2/3rd of a quarter (quarterly dates from December 31, 2005 to September 30, 2008)

•	Number of Option Shares that would normally vest on each vesting date: 100 Option Shares ÷ 16 vesting dates = 6.25 Option Shares vest per vesting date
Calculations:
Number of Option Shares that will be subject to the 25% acceleration immediately prior to completion of the Transaction:
25% x number of unvested Option Shares
25% x (100 – 27) = (18.25 rounded to) 18 Option Shares will vest immediately prior to completion of the Transaction
Number of Option Shares that are exercisable prior to completion of the Transaction:
Number of Option Shares vested prior to completion + Number of Option Shares subject to 25% accelerated vesting
27 + 18 = 45 Option Shares
Modified number of Option Shares vesting on remaining vesting dates:
Number of Option Shares that would normally vest on each vesting date – (Number of Option Shares accelerated ÷ Number of remaining vesting dates)
6.25 – (18 ÷ 11 2/3rd ) = 4.71 shares will vest on each remaining vesting date

Schedule 2
Amendments to the terms and conditions of your Assumed Options
Certain capitalized terms used in this Schedule 2 are defined in Section 3 of this Schedule 2. Capitalized terms used but not defined in this Schedule 2 shall have the meanings given to such terms in the Plan and in the main body of the letter agreement to which this Schedule 2 is attached.
IF YOU ARE A RESIDENT OF THE UNITED STATES FOR TAX PURPOSES, A U.S. CITIZEN OR A U.S. GREEN CARD HOLDER:
1.	Notwithstanding anything contained in the Rules of the Plan or in your Option Agreement, the following rules shall apply to your Assumed Option:

1.1	Securities Law Compliance. You may not exercise your Assumed Option unless the eBay Shares issuable upon such exercise are then registered under the United States Securities Act of 1933 (the “Securities Act”) or, if such eBay Shares are not then so registered, eBay has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Assumed Option must also comply with other applicable laws and regulations governing your Assumed Option, and you may not exercise your Assumed Option if eBay determines that such exercise would not be in material compliance with such laws and regulations.

1.2	Exercise Period. Subject to Section 1.1 of this Schedule 2, you may exercise the vested portion of your Assumed Option at any time during its Term, provided that such exercise does not contravene eBay’s insider trading policy and occurs during an eBay trading window, which is based, among other things, on when earnings are announced to the public; provided, however, that each year, the vested portion of your Assumed Option shall not be exercisable during the seven-day period following the date that is six weeks after the date of the Company’s annual general meeting for such year.

1.3	Transferability. Your Assumed Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your lifetime only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Assumed Option to the extent permitted under local laws.

1.4	Adjustment. Each Assumed Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to eBay Shares.

1.5	Section 409A Savings Clause. Notwithstanding any provision of this Schedule 2, the Assumption Agreement, your Option Agreement, the Plan, the Purchase Agreement or any other agreement or document, in the event any term, condition or feature of the Skype Option or the manner of the assumption of such option by eBay would result in the Assumed Option being subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, the terms of the Assumed Option shall be amended to the minimum extent necessary such that the Assumed Option shall not be subject to the provisions of such Section 409A. Such adjustments shall include, for example, rounding down the number of eBay Shares subject to the Assumed Option so as to eliminate any fractional shares.
1.6	Other. Save as otherwise provided herein or as otherwise determined by the eBay Board: (A) your Assumed Option shall continue to be governed by the Rules of the Plan and all references to the Company or Issuer in the Rules of the Plan and this Section 1 of Schedule 2 shall be construed as references to eBay; and (B) the eBay Board will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option.
IF YOU ARE NOT A RESIDENT OF THE UNITED STATES FOR TAX PURPOSES, A U.S. CITIZEN OR A U.S. GREEN CARD HOLDER:
2.	Notwithstanding anything contained in the Rules of the Plan or in your Option Agreement, the following rules shall apply to your Assumed Option:

2.1	Securities Law Compliance. You may not exercise your Assumed Option unless the eBay Shares issuable upon such exercise are then registered under the Securities Act or, if such eBay Shares are not then so registered, eBay has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Assumed Option must also comply with other applicable laws and regulations governing your Assumed Option, and you may not exercise your Assumed Option if eBay determines that such exercise would not be in material compliance with such laws and regulations.

2.2	Term. You, or your Beneficiary in the event of your death, may not exercise your Assumed Option after its term expires. The term of your Assumed Option expires upon the earliest of the following:
2.2.1	three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided that if during any part of such three-month period your Assumed Option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your Assumed Option shall not expire until the earlier of the date the Assumed Option expires in accordance with the Rules of the Plan or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

2.2.2	the date of termination of Continuous Service if such termination is due to Cause;

2.2.3	twelve (12) months after the termination of your Continuous Service due to your Disability;

2.2.4	twelve (12) months after the termination of your Continuous Service if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates (other than for Cause or Disability); or

2.2.5	the expiration of the Validity Period of the Options.
2.3	Leaves Of Absence. The eBay Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether your Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.
2.4	Exercise Period. Subject to Section 2.1 of this Schedule 2, you may exercise the vested portion of your Assumed Option during its Term provided that such exercise does not contravene eBay’s insider trading policy and occurs during an eBay trading window, which is based on when earnings are announced to the public.

2.5	Transferability. Your Assumed Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your lifetime only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Assumed Option to the extent permitted under local laws.

2.6	Adjustment. Each Assumed Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to eBay Shares.

2.7	Other. Save as otherwise provided herein or as otherwise determined by the eBay Board: (A) your Assumed Option shall continue to be governed by the Rules of the Plan and all references to the Company or Issuer in the Rules of the Plan and this Section 2 of Schedule 2 shall be construed as references to eBay; and (B) the eBay Board will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option.

3.	Definitions. In this Section 2, the following terms have the following meanings:

3.1	“Cause” means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or an Affiliate.

3.2	“Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the United States Internal Revenue Code of 1986, as amended, and any other entity which is controlled, directly or indirectly, by the Company

3.3	“Continuous Service” means that the Original Beneficiary’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. The Original Beneficiary’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Original Beneficiary renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Original Beneficiary renders such service, provided that there is no interruption or termination of the Original Beneficiary’s Continuous Service. For example, a change in status from an employee of the Company to a consultant of an Affiliate or a director will not constitute an interruption of Continuous Service. The eBay Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.
3.4	“Disability” means the inability of a natural person to continue to perform services for the Company or any Affiliate of the type previously performed prior to the occurrence of such Disability, whether as a result of physical and/or mental illness or injury, as determined by a physician acceptable to the Company, for a period that is expected to be of a duration of no less than six (6) months.

[For non-EMI UK Optionholders only]
Schedule 3
PAYE and National Insurance rules for UK Optionholders
Capitalized terms used but not defined in this Schedule 3 shall have the meanings given to such terms in the Plan and in the main body of the agreement to which this Schedule 3 is attached.
1.	PAYE and National Insurance

1.1	Notwithstanding anything contained in the Rules of the Plan (in particular Article 14.5), it shall be a condition of the right to exercise an Assumed Option that the Original Beneficiary shall pay to and indemnify the relevant member of the eBay Group against the full amount of any and all liability to UK Pay As You Earn income tax, employee national insurance contributions which are attributable to the exercise of the Assumed Option and which are primarily liabilities of or which arise in respect of the Original Beneficiary but which the Company or the relevant eBay Group company is or may become liable to discharge. No eBay Option may be exercised until the Original Beneficiary has entered into such arrangements as the eBay Board or its Delegate may from time to time reasonably require (and notify to the Original Beneficiary) to ensure that any such liabilities are accounted for to the satisfaction of eBay, the Company or the relevant eBay Group company.

1.2	It shall be a condition of the right to exercise all Assumed Options granted under this Agreement that:
(a)	if so requested by eBay, the Company or any eBay Group company, as soon as practicable following the grant of an Assumed Option, the relevant eBay Group company and the Original Beneficiary shall enter into an election in terms satisfactory to the Inland Revenue under paragraph 3B of Schedule 1 Social Security Contributions and Benefits Act 1992 that the liability of eBay, Skype or any member of the eBay Group to pay any secondary Class 1 national insurance contributions in respect of gains arising on the exercise of an Assumed Option shall be transferred to the Original Beneficiary such that what would otherwise be the liability of the relevant member of the eBay Group becomes the liability of the Original Beneficiary; and

(b)	if so required to enter into an election under Article 1.2(a) above, the relevant member of the eBay Group and the Original Beneficiary shall agree to do all acts and things which may be necessary to give effect to the election at Article 1.2(a) but if such election is not effective, or if the Original Beneficiary is not required to enter into such an election and in any event, the Original Beneficiary shall agree under paragraph 3A of Schedule 1 Social Security Contributions and Benefits Act 1992 as a condition of his right to exercise his Assumed Option to pay and indemnify the relevant member of the eBay Group against any secondary Class 1 national insurance contributions arising on or in respect of the exercise of the Assumed Option and will enter into such arrangements as the eBay Board or any Delegate may from time to time reasonably require (and notify to the Original Beneficiary) to ensure that any such liability is accounted for to the satisfaction of eBay or the relevant eBay Group member concerned.

1.3	In the event that an election is entered into under Article 1.2(a) above, in order to discharge his liability resulting from the election at Article 1.2(a) the Original Beneficiary shall pay to the relevant member of the eBay Group the amount of secondary Class 1 national insurance contributions and the relevant member of the eBay Group will account to the Inland Revenue for such liability on behalf of the Original Beneficiary. The Original Beneficiary must either:
(a)	deliver a cheque to the relevant eBay Group company for the amount of his liability together with his Exercise Notice; or

(b)	agree that eBay or the relevant eBay Group company may withhold such number of Plan Shares as are equal in value to the national insurance liability together (where relevant) with any commission or similar costs to be reasonably and properly incurred by eBay or any member of the eBay Group upon the disposal of any such Plan Shares on behalf of the Original Beneficiary to fund the liability.
1.4	For the purposes of this Article 1, the relevant eBay Group company may make a best estimate of all liabilities which an Original Beneficiary is required to pay to or for which he is liable to indemnify any eBay Group company, such best estimate being the “material amount”. If the material amount shall exceed the amount payable by or in respect of an Original Beneficiary the relevant Group Company shall account to such Original Beneficiary for such excess within thirty days of the determination of the actual amount payable.

1.5	Upon the exercise of an Assumed Option, each Original Beneficiary shall appoint (irrevocably and by way of security for the performance of his or her obligations under Articles 1.2 to 1.4 above) eBay (with full power of substitution) as his attorney for the purpose of signing, in his name and on his behalf, any documents required to implement the foregoing.

1.6	It shall be a term of the grant of an Assumed Option that an Original Beneficiary shall, jointly with his employer, enter into an election under section 431(1) of ITEPA at the time of execution of this Agreement (or at any other time specified by eBay), in the HM Revenue & Customs approved form if eBay so requires.

Exhibit A
Warranties and Agreements for Non-US Investors
     The Optionholder represents, warrants and certifies to (and agrees with) eBay as follows:
          (a) The Optionholder understands that: (i) the exchange of eBay options for Company Options is not being registered under the U.S. Securities Act of 1933, as amended (the “Act”), but rather is being exchanged pursuant to an exemption from registration set forth in Regulation S under the Act; (ii) such eBay options will be “restricted securities” within the meaning of Regulation S and Rule 144 under the Act and the eBay options (and the eBay Shares issuable upon the exercise of the eBay options) may not be offered or sold within the United States or to or for the account or benefit of a U.S. Person as defined in Rule 902 of Regulation S (a “U.S. Person”) unless such offer or sale is registered under the Act or an exemption from registration is available; (iii) hedging transactions involving the eBay options may not be conducted unless done in compliance with the Act; (iv) eBay’s reliance on such exemption is predicated on the Optionholder’s representations set forth herein; and (v) the exchange of eBay options has not been approved or reviewed by the U.S. Securities and Exchange Commission or by any other governmental entity.
          (b) The Optionholder: (i) is not a U.S. Person; (ii) is not acquiring any eBay options for the account or benefit of any U.S. Person; and (iii) is not a “distributor” of securities (as defined in Regulation S) nor a dealer in securities. The country listed on the signature page hereof is that of the Optionholder’s domicile or residence.
          (c) The Optionholder has received and carefully examined the Information Statement and all attachments thereto, including eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “Form 10-K”), Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the “Form 10-Q”), and proxy statement dated May 16, 2005. The Optionholder has paid particular attention to the risk factors described in the Form 10-K and Form 10-Q.
          (d) The Optionholder has been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company and eBay concerning the terms and conditions of the Transaction, and the business, prospects and financial condition of the Company and the business, prospects and financial condition of eBay. The Optionholder has also been given the opportunity to seek independent professional advice concerning the terms and conditions of the Transaction.
          (e) [For Investors in Switzerland] The offer of the exchange of eBay options: (i) is not a public offer of securities in Switzerland; (ii) is made to the Optionholder in its capacity as Optionholder of the Company in connection with the Transaction only; and (iii) is made exclusively to Optionholders of the Company that acquire the eBay options for investment purposes and not with a view to the distribution thereof.
          (f) Please place an “X” on the following blank line if the Optionholder is not an “accredited investor,” as that term is defined in Rule 501 under the Act (which definition includes: (i) individuals with a net worth in excess of US dollars $1 million; and (ii) entities with total assets in excess of US Dollars $5 million which have not been formed for the specific purpose of acquiring the eBay Shares).

Exhibit B
Warranties and Agreements for US Investors
     The Optionholder represents, warrants and certifies to (and agrees with) eBay as follows:
          (a) The Optionholder is aware that: (i) the exchange of eBay options for Company Options will not be registered under the Act, but will instead be completed in reliance on the exemption from registration set forth in Section 4(2) of the Act and in Regulation D under the Act; and (ii) the exchange of eBay options has not been approved or reviewed by the U.S. Securities and Exchange Commission or by any other governmental entity.
          (b) The Optionholder is aware that the eBay options (and the eBay Shares issuable upon the exercise of the eBay options) cannot be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless such eBay options or such eBay shares, as the case may be, are registered under the Act or unless an exemption from registration is available.
          (c) The eBay options will be acquired by the Optionholder for investment purposes only and for the Optionholder’s own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.
          (d) The Optionholder has received and carefully examined the Information Statement and all attachments thereto, including eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “Form 10-K”), Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the “Form 10-Q”), and proxy statement dated May 16, 2005. The Optionholder has paid particular attention to the risk factors described in the Form 10-K and Form 10-Q.
          (e) The Optionholder has been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company and eBay concerning the terms and conditions of the Transaction and the business, prospects and financial condition of the Company and the business, prospects and financial condition of eBay. The Optionholder has also been given the opportunity to seek independent professional advice concerning the terms and conditions of the Transaction.
          (f) The Optionholder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in the Optionholder’s contemplated investment in the eBay options.
          (g) The Optionholder is an “accredited investor,” as that term is defined in Rule 501 under the Act (which definition includes: (i) individuals with a net worth in excess of $1 million; (ii) any natural person who has an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; and (iii) entities with total assets in excess of $5 million which have not been formed for the specific purpose of acquiring the eBay Shares).